                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                        / / Confidential, for Use of the Commission
                                                            Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               TBC CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            (TBC CORPORATION LOGO)

                            4770 HICKORY HILL ROAD
                           MEMPHIS, TENNESSEE 38141

         NOTICE OF 1996 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

                                APRIL 25, 1996

To the Stockholders of TBC Corporation:

     The Annual Meeting of Stockholders of TBC Corporation will be held at the Adam's Mark Hotel, 939 Ridgelake Boulevard, Memphis, Tennessee, on Thursday, April 25, 1996, at 9:30 a.m., Central Daylight Savings Time, for the purpose of considering and voting upon:

        (1) Election of four directors to serve for a term of three years.

        (2) Approval of the appointment of Coopers & Lybrand as independent public accountants of the Company for the year ending December 31, 1996.

        (3) Transaction of such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors of the Company has fixed the close of business on March 6, 1996 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A list of stockholders of record entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting, during normal business hours, for a period of 10 days prior to the Annual Meeting, at the Company's offices at the address set forth above. The list will also be available at the Annual Meeting.

     It is important that your shares be represented at the meeting. For that reason we ask that you please mark, date, sign and return the enclosed proxy in the envelope provided. Giving the proxy will not affect your right to vote in person if you attend the meeting.

                                          By Order of the Board of Directors

                                          Stanley A. Freedman, Secretary

Memphis, Tennessee
March 26, 1996

                             (TBC CORPORATION LOGO)

                             4770 HICKORY HILL ROAD
                            MEMPHIS, TENNESSEE 38141

                                PROXY STATEMENT

                              GENERAL INFORMATION

     This Proxy Statement is furnished to stockholders of TBC Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by its Board of Directors of proxies to be used at the Annual Meeting of Stockholders to be held on April 25, 1996, and any adjournment thereof. The close of business on March 6, 1996 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders. Each share entitles the holder thereof to one vote. The Company has one class of shares outstanding, namely Common Stock, of which there were 23,783,834 shares outstanding at the close of business on March 6, 1996.

     All properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted in accordance with the stockholder's directions specified on the proxy. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted in accordance with the Board of Directors' recommendations. A stockholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by giving notice to the Company in writing or in open meeting, but without affecting any vote previously taken.

     An affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote is required for approval of all items being submitted to the stockholders for their consideration. Both abstentions and broker non-votes will be included in the determination of the number of shares present for quorum purposes. Under Delaware law, however, abstentions have the effect of a negative vote, but broker non-votes have no impact on the outcome of a vote. With regard to the election of directors, votes may be cast in favor of a nominee or authority to vote may be withheld with respect to any nominee. Votes that are withheld with respect to any nominee have the effect of a negative vote.

     The costs of preparing, assembling and mailing this Proxy Statement and the accompanying proxy are to be borne by the Company. The Company will, upon request, reimburse banks, brokerage houses and other institutions for their expenses in forwarding proxy materials to their principals. Directors, officers and regular employees of the Company may solicit proxies personally from some stockholders if proxies are not received promptly.

     This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about March 26, 1996.

                             ELECTION OF DIRECTORS

     The authorized number of directors of the Company is currently fixed at nine. The Board of Directors is divided into three classes, with one class of directors being elected at each Annual Meeting of Stockholders for a term of three years. At the 1996 Annual Meeting, stockholders will elect four directors who will hold office until the 1999 Annual Meeting and until their successors are elected and qualified.

     The nominees of the Board of Directors are Stanley A. Freedman, Richard A. McStay, Robert M. O'Hara, and Robert R. Schoeberl, all of whom are presently directors and are nominated to succeed themselves. It is the intention of the proxy agents named in the accompanying proxy, unless directed otherwise, to vote each proxy for the election of Messrs. Freedman, McStay, O'Hara, and Schoeberl. Should any of them be unable to accept the office of director, an eventuality which is not anticipated, proxies may be voted with discretionary authority for a substitute nominee or nominees designated by the Board of Directors.

     Set forth below is certain information concerning each nominee for director and each director whose term of office continues after the 1996 Annual Meeting.

NOMINEES TO BE ELECTED FOR A TERM EXPIRING IN 1999:

     STANLEY A. FREEDMAN, 73, has been Secretary of the Company since 1977 and a director since 1983. Since 1989 Mr. Freedman has been a member of the law firm of Thompson Hine & Flory P.L.L. From 1961 until 1989, Mr. Freedman was a member of the law firm of Smith & Schnacke.

     RICHARD A. McSTAY, 59, has been a director of the Company since 1983. Mr. McStay has been the President of Southern Capital Advisors, Inc., a division of Morgan Asset Management and a registered investment advisor, since 1986. Mr. McStay is also a Managing Director of Morgan Asset Management's parent company, Morgan, Keegan & Company, Inc., a brokerage and investment banking firm headquartered in Memphis, Tennessee, and has been affiliated with Morgan, Keegan since 1974. Mr. McStay is also a director of Envoy Corporation.

     ROBERT M. O'HARA, 69, has been a director of the Company since 1983. Mr. O'Hara has been the Chairman and Chief Executive Officer of Falcon Management, a management consulting firm, since 1983. Prior to 1983, Mr. O'Hara was an executive with The Mead Corporation, his last position being Senior Vice President. Mr. O'Hara is also a director of Kerr Glass Manufacturing Corp.

     ROBERT R. SCHOEBERL, 60, has been a director of the Company since April 1995. Prior to his retirement in 1994, Mr. Schoeberl was an executive with Montgomery Ward & Company. During his 39 years at Montgomery Ward, Mr. Schoeberl held a number of positions, his last being Executive Vice President for Home and Auto.

DIRECTORS CONTINUING IN OFFICE UNTIL 1998:

     LOUIS S. DiPASQUA, 61, has been a director of the Company since 1991. Mr. DiPasqua has been the Company's President and Chief Executive Officer since July 1994. From 1991 when he joined the Company until 1994, Mr. DiPasqua served as the Company's President and Chief Operating Officer. Prior to joining the Company, Mr. DiPasqua was an executive with the Goodyear Tire & Rubber Company. During his 28 years at Goodyear, Mr. DiPasqua held a variety of positions, including Vice President of Replacement Tire Sales and Marketing, President and Chief Executive Officer of Kelly Springfield Tire Company (a division of Goodyear), and Chairman and Managing Director of Goodyear Great Britain.

     DWAIN W. HIGGINBOTHAM, 64, has been a director of the Company since 1970. Mr. Higginbotham has been the President of National Brands Tire Co., Inc., which operates retail tire sales and service stores, since it was incorporated in 1956.

     Another director, Nicholas F. Taubman, whose term would have continued until 1998, resigned on March 19, 1996.

DIRECTORS CONTINUING IN OFFICE UNTIL 1997:

     MARVIN E. BRUCE, 67, has been a director of the Company since 1972 and has served as Chairman of the Board of Directors since 1991. Mr. Bruce was the Company's President from 1972 until 1991 and its Chief Executive Officer from 1973 until his retirement in July 1994. Mr. Bruce is also a director of KRUG International Corp. and Union Planters Corporation, a bank holding company.

     ROBERT E. CARROLL, JR., 68, has been a director of the Company since 1970. Mr. Carroll has been the President of Carroll's, Inc., a wholesale distributor of tires and automotive accessories, since it was incorporated in 1960.

     ROBERT H. DUNLAP, 66, has been a director of the Company since 1970. Mr. Dunlap has been the Chairman of the Board of Dunlap & Kyle Co., Inc., a wholesale distributor of tires and automotive accessories, since 1993. From 1960 until his election as Chairman of the Board, Mr. Dunlap served as President of Dunlap & Kyle.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board of Directors of the Company has established standing audit, compensation, and nominating committees.

     The Audit Committee (of which Messrs. Higginbotham, O'Hara, and Schoeberl are members) recommends annually the appointment of the independent public accountants for the Company. The Committee meets with the independent public accountants and appropriate management personnel to review the scope and results of the annual audit of the Company's financial statements and any recommendations of the independent public accountants in regard to the Company's accounting practices, policies, procedures and overall internal controls. The Committee also reviews the Company's procedures for assuring compliance with the Company's policy on standards of business conduct and the Company's policy against insider trading.

     The Compensation Committee (of which Messrs. Bruce, Dunlap, Freedman, and McStay are members) fixes the compensation of officers of the Company elected by the Board, establishes policies and guidelines in regard to employee compensation in general, and administers the Company's compensation plans, stock option plans, and Executive Supplemental Retirement Plan.

     The Nominating Committee (of which Messrs. Bruce, McStay, and O'Hara are members) recommends nominees for election as directors of the Company, identifies and recommends qualified candidates to fill vacancies on the Board, and recommends directors for appointment to the various committees of the Board. It is expected that the Committee will consider nominees recommended by stockholders, but no procedures to be followed by stockholders in submitting recommendations have yet been adopted.

     In 1995, there were seven meetings of the Board of Directors, the Compensation Committee held four meetings, the Audit Committee held two meetings, and the Nominating Committee held two meetings. Each director, other than Mr. Carroll, attended at least 75% of the meetings of the Board and of the committees on which he served.

     Non-employee members of the Board of Directors receive $15,000 per year, payable quarterly, for services as directors, plus $750 ($375 in the case of telephonic meetings lasting one hour or less) for attendance at each meeting of the Board or a committee of the Board of which they are members. A director may elect to defer receipt of all or a portion of fees payable for service on the Board and any committees of the Board. Interest is accrued on deferred amounts, and payment of deferred amounts commences after the director ceases to be a director.

     In addition to the fees described above, pursuant to the Company's 1989 Stock Incentive Plan (the "1989 Plan"), each non-employee director is automatically granted, on the date of each Annual Meeting of Stockholders, restricted stock having a market value of $5,000 on the date of grant. The non-employee director may vote the stock and receive dividends, if declared and paid, but may not dispose of the stock until the expiration of a defined restriction period or the earlier lapse of restrictions. Each share of restricted stock is accompanied by four nonqualified stock options, which expire as the associated restricted stock vests. Each option entitles the director to purchase a share of the Company's Common Stock at a price equal to its fair market value on the date of grant. The options are not exercisable until one year after the date of grant and unless the market price of the Company's Common Stock has appreciated by a minimum amount calculated in accordance with a formula set forth in the 1989 Plan. If the options are exercised, the associated shares of restricted stock are forfeited. The restricted shares are also forfeited to the Company if the non-employee director ceases to be a director of the Company prior to the end of the restriction period for reasons other than death, retirement, disability, failure to be re-elected, or a change in control of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The four members of the Compensation Committee, Messrs. Bruce, Dunlap, Freedman, and McStay, served as members of the Compensation Committee throughout 1995. Mr. Bruce was the Company's Chief Executive Officer until his 1994 retirement as an employee of the Company. Mr. Freedman also serves as Secretary of the Company, but receives no additional compensation for his services as such.

     Mr. Dunlap is the Chairman of the Board and sole owner of Dunlap & Kyle Co., Inc., one of the Company's distributors, and owns a controlling interest in another of the Company's distributors, Hesselbein Tire Co., Inc. In 1995, purchases by Dunlap & Kyle Co., Inc. and Hesselbein Tire Co., Inc. from the Company amounted to $47,074,000 in the aggregate. Thompson Hine & Flory P.L.L., the law firm of which Mr. Freedman is a member, serves as legal counsel to the Company. Southern Capital Advisors, Inc., which Mr. McStay serves as President, performs money management services for the Company's Retirement Plan.

     Pursuant to a three year agreement which will terminate December 31, 1997, Mr. Bruce provides advisory and consulting services to the Company for an annual retainer of $130,000.

CERTAIN TRANSACTIONS

     In addition to Mr. Dunlap, two other members of the Board of Directors of the Company are executive officers or more than 10% equity owners of distributors of the Company whose purchases from the Company in 1995 exceeded either 5% of the Company's consolidated gross revenues or 5% of the distributor's consolidated gross revenues during its last fiscal year.

     Mr. Carroll is the President and principal owner of Carroll's, Inc. During 1995, purchases by Carroll's, Inc. from the Company totaled $79,699,000 and purchases by distributors which operate under arrangements with, and may pay compensation to, Carroll's, Inc. totaled $2,139,000.

     Mr. Higginbotham is the President and sole owner of National Brands Tire Co., Inc. During 1995, purchases by National Brands Tire Co., Inc. from the Company totaled $582,000.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and the Company's four most highly compensated executive officers other than its Chief Executive Officer for 1995, 1994, and 1993.

                                                                         LONG TERM
                                                                        COMPENSATION
                                                                         AWARDS(A)
                                                                      ----------------
                                                ANNUAL COMPENSATION      SECURITIES
                                                -------------------      UNDERLYING         ALL OTHER
      NAME AND PRINCIPAL POSITION        YEAR        SALARY(B)        OPTIONS/SARS(C)    COMPENSATION(D)
---------------------------------------  ----   -------------------   ----------------   ----------------
Louis S. DiPasqua......................  1995        $ 418,008             32,361             $1,500
  President and Chief Executive          1994          359,172                 --              1,500
  Officer(e)                             1993          303,180             18,753                 --
Bob M. Hubbard.........................  1995          187,260              9,665              1,500
  Senior Vice President Purchasing and   1994          179,196                 --              1,128
  Engineering                            1993          170,664              7,038                 --
Ronald E. McCollough...................  1995          169,548              8,751              1,500
  Senior Vice President Operations       1994          162,252                 --              1,082
                                         1993          154,524              6,372                 --
Kenneth P. Dick........................  1995          146,796              7,577              1,468
  Senior Vice President Sales            1994          140,472                 --                936
                                         1993          133,788              5,517                 --
Charles B. Quinn, Jr...................  1995          104,520              5,395              1,045
  Vice President and Treasurer           1994          100,020                 --                667
                                         1993           95,256              2,828                 --

---------------

(a) At December 31, 1995, Mr. DiPasqua held 528 restricted shares having a market value of $4,554; Mr. Hubbard held 296 restricted shares having a market value of $2,553; Mr. McCollough held 268 restricted shares having a market value of $2,312; Mr. Dick held 254 restricted shares having a market value of $2,191; and Mr. Quinn held 181 restricted shares having a market value of $1,561. All such restricted shares were awarded for 1992 under the Company's management incentive compensation plan then in effect and vested in February 1996. (Market values provided reflect no reduction in value for restrictions on the shares.)

(b) No bonuses were awarded for 1995, 1994 or 1993 under the Company's management incentive compensation plans.

(c) Represents number of shares subject to options granted under the Company's 1989 Stock Incentive Plan in accordance with the regular biennial program adopted by the Compensation Committee. No stock appreciation rights ("SARs") were granted in 1995, 1994, or 1993.

(d) Represents the Company's matching contribution for each of the named executive officers under the Company's 401(k) Savings Plan, which was established in 1994.

(e)  Mr. DiPasqua was elected Chief Executive Officer in July 1994.

EMPLOYMENT CONTRACTS

     The Company has employment agreements with Messrs. DiPasqua, Hubbard, McCollough, and Dick. The agreement with Mr. DiPasqua expires January 31, 1998, and the agreements with Messrs. Hubbard, McCollough, and Dick expire October 31, 1997. Pursuant to the agreements, Messrs. DiPasqua, Hubbard, McCollough, and Dick currently receive annual base salaries of $418,008, $187,260, $169,548, and $146,796, respectively, which are subject to such increases as may be authorized by the Board of Directors. Each may also elect to defer payment of all or any part of his compensation.

     In the event the employee dies or becomes disabled, payment of his annual base salary will continue for a twelve-month period, in the case of Mr. DiPasqua, and for a six-month period in the cases of Messrs. Hubbard, McCollough, and Dick. In the event that employment is terminated by the Company or the employee within certain specified periods after a change in control of the Company, other than as a result of death or disability, the terminated executive will continue to receive his salary for the longer of (a) the remaining term of the agreement or (b) a two-year period in the case of Mr. DiPasqua, or a one-year period in the cases of Messrs. Hubbard, McCollough, and Dick. In addition, an executive terminated after a change in control of the Company is entitled to receive a monthly payment equal to one-twelfth of the average annual amount of any awards made to him during the preceding two fiscal years under any incentive compensation plan of the Company. This monthly payment would continue for a period of twelve months in the case of Mr. DiPasqua, and for a period of six months in the cases of Messrs. Hubbard, McCollough, and Dick.

     Under the agreements, a "change in control" means any change that would be required to be disclosed under federal proxy rules and includes an acquisition of 30% or more of the Company's Common Stock, a change in the composition of a majority of the Board of Directors, a merger or consolidation in which the Company is not the surviving entity, and a sale of substantially all of the Company's assets.

     The employment agreement with Mr. DiPasqua provides for certain additional supplemental retirement benefits, and the agreements of Messrs. Hubbard, McCollough, and Dick provide that the executive is entitled to participate in the Company's Executive Supplemental Retirement Plan. See "Retirement Benefits."

OPTION/SAR GRANTS TABLE

     The following table sets forth information concerning options to purchase shares of the Company's Common Stock which were granted during the year ended December 31, 1995 to each of the Company's executive officers named in the table. No stock appreciation rights ("SARs") were granted in 1995.

     The table shows, among other things, hypothetical potential gains from stock options granted in 1995. These hypothetical gains are based entirely on assumed annual growth rates of 5% and 10% in the price of the Company's Common Stock over the ten year life of the options. The assumed rates of growth were selected by the Securities and Exchange Commission for illustrative purposes only and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects.

     Based upon the number of shares of the Company's Common Stock outstanding at the end of 1995, if the Company's Common Stock achieves a 5% annual growth rate, its price would increase by 63% from $9.6875 (the closing price of the Company's Common Stock on July 20, 1995, when the options were granted) to $15.78 at the end of the ten year option term, and the Company's stockholders would gain $144,903,000 in aggregate market value. If the Company's Common Stock achieves a 10% annual growth rate, its price would increase by 159% from $9.6875 to $25.13 during the same period, and the Company's stockholders would gain $367,282,000 in aggregate market value.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE
                               INDIVIDUAL GRANTS(A)                                    VALUE AT ASSUMED
----------------------------------------------------------------------------------   ANNUAL RATES OF STOCK
                                 NO. OF       % OF TOTAL                              PRICE APPRECIATION
                               SECURITIES    OPTIONS/SARS                                     FOR
                               UNDERLYING     GRANTED TO    EXERCISE                      OPTION TERM
                              OPTIONS/SARS   EMPLOYEES IN   PRICE PER   EXPIRATION   ---------------------
            NAME                GRANTED          1995         SHARE        DATE         5%          10%
----------------------------  ------------   ------------   ---------   ----------   --------     --------
Louis S. DiPasqua...........     32,361           27%        $9.6875     7/19/05     $197,159     $499,735
Bob M. Hubbard..............      9,665            8          9.6875     7/19/05       58,884      149,252
Ronald E. McCollough........      8,751            7          9.6875     7/19/05       53,315      135,137
Kenneth P. Dick.............      7,577            6          9.6875     7/19/05       46,163      117,008
Charles B. Quinn, Jr........      5,395            5          9.6875     7/19/05       32,869       83,312

---------------

(a) In general, options granted in 1995 are not exercisable for the first twelve months following the date of grant. Options vest in equal annual installments over the next three years, becoming exercisable for one-third of the underlying Common Stock on the first anniversary of date of grant and for an additional one-third of the underlying Common Stock on each of the second and third anniversaries of the date of grant.

OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

     The following table sets forth, for each of the named executive officers, aggregated information concerning all exercises of stock options or stock appreciation rights with respect to the Company's Common Stock during 1995 and the number and value of outstanding stock options and SARs at December 31, 1995.

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS/SARS
                                NO. OF                           OPTIONS/SARS
                                SHARES                       AT DECEMBER 31, 1995         AT DECEMBER 31, 1995(A)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME               EXERCISE     REALIZED(B)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Louis S. DiPasqua...........         --             --       66,768         57,031       $ 175,894       $12,278
Bob M. Hubbard..............         --             --       30,177         12,011          73,675            --
Ronald E. McCollough........         --             --       28,088         10,875          68,298            --
Kenneth P. Dick.............     25,000      $ 235,375       39,150          9,416         164,917            --
Charles B. Quinn, Jr........         --             --       11,676          6,337          27,984            --

---------------

(a) Represents the market value of the stock options and SARs on December 31, 1995, less the aggregate exercise price.

(b) Represents the market value on the date of exercise, less the aggregate exercise price.

RETIREMENT BENEFITS

     The Company has a noncontributory, tax-qualified, defined benefit retirement plan (the "Retirement Plan") for employees, including officers. In addition, the Company maintains an unfunded Executive Supplemental Retirement Plan (the "Supplemental Plan"), in which employees designated by the Compensation Committee of the Board of Directors may participate.

     The following table shows the estimated aggregate annual retirement benefits payable at normal retirement (age 65) under the Retirement Plan and the Supplemental Plan at selected compensation levels after various years of service. Amounts shown are straight life annuity amounts and are not subject to reduction for Social Security benefits.

                               PENSION PLAN TABLE

                                                                      YEARS OF SERVICE
                                                               ------------------------------
                           REMUNERATION                        15 YRS.        20 YRS. OR MORE
    -------------------------------------------------------------------       ---------------
     $100,000.................................................. $ 45,000         $  60,000
      200,000..................................................   90,000           120,000
      300,000..................................................  135,000           180,000
      400,000..................................................  180,000           240,000
      500,000..................................................  225,000           300,000

     For those executives participating in both the Retirement Plan and the Supplemental Plan, aggregate retirement benefits are payable based upon, and the "Remuneration" column in the Pension Plan Table refers to, the executive's average annual compensation for the three highest consecutive years during the last ten years of employment with the Company. Compensation includes all salary, incentive compensation, deferred compensation, grants of restricted stock, and grants of stock options to the extent that fair market value on the date of grant exceeds the option price. In the case of any executive officer named in the Summary Compensation Table who participates in the Plans, covered compensation includes amounts listed as salary, bonus, and restricted stock awards (if any) in the Summary Compensation Table.

     Messrs. Hubbard, McCollough, and Dick participate in both the Retirement Plan and the Supplemental Plan. For purposes of the Plans, Mr. Hubbard has 34 years of credited service, Mr. McCollough has 22 years of credited service, and Mr. Dick has 24 years of credited service.

     Mr. Quinn participates only in the Retirement Plan. Benefits under the Retirement Plan are payable based upon years of credited service and average annual compensation for the five highest consecutive years in the last ten years of employment. For purposes of the Retirement Plan, Mr. Quinn's covered compensation includes amounts shown as salary and bonus (if any) for him in the Summary Compensation Table, and he currently has 15 years of credited service under the Plan. Based upon his covered compensation for 1995, Mr. Quinn's estimated annual benefit under the Retirement Plan at normal retirement age is $45,300, when stated as a straight life annuity amount.

     Mr. DiPasqua participates in the Retirement Plan (under which he currently has five years of credited service) and also is entitled to supplemental retirement benefits pursuant to the terms of his employment agreement. Under the agreement, Mr. DiPasqua may elect to receive supplemental retirement benefits in either of two ways: (i) in an amount which compensates him for reductions in his benefits under the Retirement Plan due to the exclusion of certain compensation from the definition of covered compensation for purposes of the Plan and to limitations on the amount of his annual benefits and covered compensation that are imposed on tax-qualified retirement plans by the Internal Revenue Code; or
(ii) as if he were a participant in the Supplemental Plan. Under either option, Mr. DiPasqua's benefits are to be calculated assuming that he has earned an additional 28 years and seven months of credited service under the Retirement Plan, and his supplemental benefits are to be reduced by the amount of his retirement benefits from his former employer.

     Currently, Mr. DiPasqua's supplemental retirement benefits would be greater if he elects to receive supplemental benefits as if he were a participant in the Supplemental Plan. If he did so, the Pension Plan Table illustrates the estimated aggregate annual retirement benefits payable to Mr. DiPasqua under the Retirement Plan and as supplemental benefits, before reduction for retirement benefits from his former employer.

REPORT OF THE COMPENSATION COMMITTEE

     Pursuant to resolutions adopted by the Company's Board of Directors, the Compensation Committee of the Board of Directors has all the power and authority of the Board of Directors to fix the compensation of executive officers of the Company and to determine compensation guidelines for the entire Company. In addition, the Compensation Committee administers the various compensation plans of the Company and the 1989 Stock Incentive Plan (the "1989 Plan"). From time to time, the Compensation Committee has employed the services of The Wyatt Company ("Wyatt"), a compensation and actuarial consulting firm, for advice in matters of executive compensation.

     The Compensation Committee believes that the compensation opportunities available to the Company's executive officers are an integral part of the Company's ability to attract, motivate, and retain executive officers upon whose judgment, initiative, and efforts the growth and success of the Company are largely dependent. The Compensation Committee's policy with respect to executive compensation continues to be to provide executive officers with a total compensation package which is externally competitive and internally equitable and the components of which encourage and reward performance that directly and positively impacts the Company's growth and success.

     The key components of the compensation packages of the Company's executive officers are annual salary, bonuses dependent upon Company performance, and long term, stock-based incentives. In addition, the Company's executive officers receive health, accident, and life insurance, retirement, and other personal benefits typically offered to executives by major corporations.

     Historically, the Company has entered into employment agreements with its most senior executive officers which fix their minimum annual salaries, subject to increase by the Compensation Committee. The Company currently has an employment agreement with Mr. DiPasqua, its Chief Executive Officer, as well as with Messrs. Hubbard, McCollough, and Dick. In 1995, at the recommendation of the Compensation Committee, the Board of Directors of the Company approved a three year extension of Mr. DiPasqua's employment agreement, which was to expire on January 31, 1995. Mr. DiPasqua's minimum annual salary was not affected by the extension.

     The Compensation Committee's practice is to review the salaries provided for in the employment agreements with its senior executive officers, as well as the salaries of the Company's other officers, once a year. The recommendations of the Company's Chief Executive Officer as to the salaries of the Company's officers (other than himself) are solicited and discussed in connection with this annual salary review.

     In January 1995, the Committee reviewed the minimum salaries of the Company's officers. At that time, Mr. DiPasqua recommended that a 4.5% salary increase be granted to Messrs. Hubbard, McCollough, Dick, and Quinn. In making his recommendation, Mr. DiPasqua considered survey results published by the Mid-South Compensation Association, Wyatt, and the Centre Group. Based upon Mr. DiPasqua's recommendation, the Committee increased the salary of each of these executive officers by 4.5%, effective January 1, 1995. The Committee also decided to increase Mr. DiPasqua's salary by 4.5%, to $418,008.

     Traditionally, the Company has not tied salary levels to corporate performance, and relies instead on incentive plans to relate compensation to performance.

     After Mr. DiPasqua became Chief Executive Officer in July 1994, the Compensation Committee asked Wyatt to provide a report to the Committee concerning the compensation of the Company's executive officers, the last such report having been done by Wyatt in 1989. In its report, Wyatt recommended that the Company's existing bonus plan (which was adopted in 1983) be reviewed and updated to ensure that it was providing the necessary annual incentives. The Committee commissioned Wyatt to undertake this matter and, effective January 1, 1995, acting on Wyatt's recommendation, the Committee adopted a new bonus plan, the 1995 Management Incentive Compensation Plan (the "Incentive Plan"), to replace the Company's then existing plan.

     The Company's executive officers and other management employees designated by the Compensation Committee are eligible to participate in the Incentive Plan, which provides the opportunity to earn annual bonuses, the amount of which varies based upon the level of achievement of targeted objectives. In any event, awards are payable under the Incentive Plan only to the extent that the Company's consolidated net income before taxes for the year, after taking into account the aggregate amount of awards under the Plan for the year, exceeds the Company's consolidated net income before taxes for the prior year, as adjusted to take into account any interest expense incurred in connection with stock repurchases during that year. Awards are subject to reduction or cancellation by the Committee on the basis of a participant's individual performance or in the event of conduct by a participant detrimental to the Company. Bonuses under the Incentive Plan are payable in cash or, at the election of the participant, in whole or in part, in the form of restricted shares of Common Stock of the Company to be issued pursuant to the 1989 Plan. If a participant elects to take his or her bonus in restricted shares, the participant receives an additional award of restricted shares equal to one-half of the amount so elected.

     For the Company's five most highly compensated executive officers, potential bonuses for 1995 were based upon targeted objectives relating to net operating income, replacement tire market share, and non-tire product revenues. In the case of the Company's Chief Executive Officer, Mr. DiPasqua was eligible to receive a 1995 bonus of between 15% and 75% of his base salary based upon the degree to which targeted objectives were met or exceeded. Since minimum targeted objectives required by the Incentive Plan were not met, no payments to the Company's Chief Executive Officer or any other executive officer were made for 1995 under the Incentive Plan.

     The Compensation Committee believes that the Company should encourage its executive officers to invest in and increase their ownership of the Company's Common Stock. Executive officers who also have a significant investment in the Company as stockholders have a major incentive to build stockholder value, and their long term interests are more closely aligned with those of the Company's stockholders.

     Long term, stock-based incentives are provided to the Company's executive officers through the grant of stock options under the 1989 Plan. Such options typically expire in ten years and are granted at the fair market value of the Company's Common Stock on the date of grant. Based upon the 1989 recommendations of Wyatt, the Compensation Committee grants stock options under a regular biennial program which generally provides that options will be granted to each executive officer for that number of shares which has a fair market value on the date of grant equal to a specified percentage of his annual base salary (50% for those with salaries between $100,000 and $200,000, 66% for those with salaries between $200,000 and $300,000, and 75% for those with salaries exceeding $300,000). The Committee does not consider the amounts of stock options and restricted stock outstanding or previously granted in deciding to award options under the 1989 Plan.

     In 1995, stock options were awarded under this biennial program to each of the Company's five most highly compensated executive officers, including the Chief Executive Officer, in accordance with the formula described in the preceding paragraph. In the case of Mr. DiPasqua, application of the formula resulted in his receiving an option to purchase 32,361 shares of the Company's Common Stock at their fair market value on the date of grant, namely $313,500 (which equals 75% of his 1995 annual salary).

     Through the use of annual bonuses based upon Company performance and restricted stock and stock option grants which will become more valuable if the value of the Company's Common Stock increases, the Compensation Committee believes that its compensation policies for the Company's executive officers, including its Chief Executive Officer, effectively tie executive compensation to the Company's performance and stockholder value.

     Given the Company's current compensation levels, the Committee has not discussed the establishment of any policy with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m) of the Internal Revenue Code (which limits the Company's ability to deduct compensation in excess of $1 million paid to certain executive officers).

                                          THE COMPENSATION COMMITTEE
                                           Stanley A. Freedman, Chairman
                                           Marvin E. Bruce
                                           Robert H. Dunlap
                                           Richard A. McStay

THE COMPANY'S CUMULATIVE TOTAL RETURN TO STOCKHOLDERS

     The graph which follows compares the Company's cumulative total return to stockholders for the five year period ended December 31, 1995, with the cumulative total return of the Standard & Poor's SmallCap 600 Index and the Standard & Poor's Auto Parts After Market Stock Price Index for such five year period. The graph assumes that $100 was invested on December 31, 1990 in the Company's Common Stock and in each of the two indexes and that dividends were reinvested.

                                   [GRAPH]

                                                                   S&P Auto
      Measurement Period                         S&P SmallCap    Parts - After
    (Fiscal Year Covered)     TBC Corporation        600            Market
1990                                       100             100             100
1991                                       167             148             183
1992                                       286             180             231
1993                                       225             214             268
1994                                       168             203             234
1995                                       157             264             289

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of December 31, 1995 with respect to the number of shares of Common Stock of the Company beneficially owned by each director of the Company, each executive officer of the Company named in the Summary Compensation Table, all directors and executive officers of the Company as a group, and each other person known by the Company to be the beneficial owner of 5% or more of the Company's outstanding shares.

     For purposes of this table, a person is considered to beneficially own any shares if the person, directly or indirectly, has (or has the right to acquire within 60 days after December 31, 1995) sole or shared power (i) to vote or to direct the voting of such shares or (ii) to dispose or to direct the disposition of such shares. In the case of shares listed as being beneficially owned by an individual and a corporation, the individual may be deemed to share beneficial ownership of such shares, which are held of record by the corporation, because of the individual's relationship with the corporation. In the case of shares listed as being beneficially owned only by an individual, voting power and investment power are exercised solely by the named individual or are shared by such individual and his spouse or children. Individuals holding restricted shares may vote them and receive dividends, but may not dispose of the restricted shares until the applicable restriction period expires.

                                                                     NUMBER OF SHARES         PERCENT
                                                                 BENEFICIALLY OWNED AS OF    OF CLASS
                             NAME                                   DECEMBER 31, 1995           (A)
---------------------------------------------------------------  ------------------------   -----------
Marvin E. Bruce................................................          1,948,131(b)          8.2%
Robert E. Carroll, Jr. and Carroll's, Inc. Profit Sharing Plan
  and Trust....................................................             41,013(c)(d)        (e)
Kenneth P. Dick................................................             40,521(f)           (e)
Louis S. DiPasqua..............................................            113,596(g)           (e)
Robert H. Dunlap and Dunlap & Kyle Co., Inc....................             34,326(h)           (e)
Stanley A. Freedman............................................             18,232(d)           (e)
Dwain W. Higginbotham..........................................             12,313(d)           (e)
Bob M. Hubbard.................................................             32,924(i)           (e)
Ronald E. McCollough...........................................             43,562(j)           (e)
Richard A. McStay..............................................              6,366(d)           (e)
Robert M. O'Hara...............................................             20,670(d)           (e)
Charles B. Quinn, Jr...........................................             13,210(k)           (e)
Robert R. Schoeberl............................................              4,476(l)           (e)
Directors and Executive Officers as a Group (14 persons).......          2,338,615(m)           9.7
Pioneering Management Corporation..............................          1,921,700(n)           8.1
Quest Advisory Corp. and
  Quest Management Company.....................................          1,809,322(o)           7.6
State of Wisconsin Investment Board............................          1,220,000(p)           5.1

---------------

(a) Percentages are calculated based upon the number of shares of Common Stock outstanding on December 31, 1995, plus the number of shares subject to outstanding options held by the named individual or group, as the case may be, and exercisable within 60 days thereafter.

(b) Includes 47,002 shares subject to outstanding options. Also includes 1,297 restricted shares, 476 of which were granted to Mr. Bruce as a non-employee director. Shares subject to tandem options related to the 476 restricted shares are not included because they were not exercisable on December 31, 1995 or within 60 days thereafter. Mr. Bruce's mailing address is: TBC Corporation, 4770 Hickory Hill Road, Memphis, Tennessee 38141.

(c) Includes 37,968 shares held by Carroll's, Inc. Profit Sharing Plan and Trust as to which Mr. Carroll disclaims beneficial ownership.

(d) Includes 1,482 restricted shares previously granted to the named non-employee director (but not the shares subject to the options granted in tandem with these restricted shares, since the options were not exercisable at December 31, 1995 or within 60 days thereafter).

(e) Represents less than one percent of the outstanding shares of Common Stock of the Company.

(f) Includes 39,150 shares subject to outstanding options and 254 restricted shares.

(g) Includes 77,736 shares subject to outstanding options and 528 restricted shares.

(h) Includes 1,726 restricted shares previously granted to Mr. Dunlap as a non-employee director (but not the shares subject to related tandem options which were not exercisable on December 31, 1995 or within 60 days thereafter).

(i) Includes 30,177 shares subject to outstanding options and 296 restricted shares.

(j) Includes 28,088 shares subject to outstanding options and 268 restricted shares.

(k) Includes 11,676 shares subject to outstanding options and 181 restricted shares.

(l) Includes 476 restricted shares previously granted to Mr. Schoeberl as a non-employee director (but not the shares subject to related tandem options which were not exercisable on December 31, 1995 or within 60 days thereafter).

(m) Includes 241,922 shares subject to outstanding options and 12,587 restricted shares.

(n) According to a Schedule 13G, dated January 26, 1996 and filed with the Securities and Exchange Commission, as of December 31, 1995, Pioneering Management Corporation had sole power to vote or to direct the voting of 1,921,700 shares of the Company's Common Stock, sole power to dispose or to direct the disposition of 51,500 shares of the Company's Common Stock, and shared power to dispose or to direct the disposition of 1,870,200 shares of the Company's Common Stock. The mailing address of Pioneering Management Corporation, which is a registered investment adviser, is 60 State Street, Boston, Massachusetts 02109.

(o) According to a Schedule 13G, dated February 14, 1996 and filed with the Securities and Exchange Commission, as of December 31, 1995, Quest Advisory Corp. and Quest Management Company had sole power to vote or to direct the voting of, and sole power to dispose or to direct the disposition of, 1,790,522 shares and 18,800 shares, respectively, of the Company's Common Stock, and Charles M. Royce may be deemed to beneficially own such shares because he may be deemed to be a controlling person of these two entities (although Mr. Royce disclaims such beneficial ownership). Quest Advisory Corp. and Quest Management Company are registered investment advisers. The business address of the two companies and Mr. Royce is 1414 Avenue of the Americas, New York, New York 10019.

(p) According to a Schedule 13G, dated February 6, 1996 and filed with the Securities and Exchange Commission, as of December 31, 1995, the State of Wisconsin Investment Board, a governmental agency which manages public pension funds, had sole power to vote or to direct the voting of and sole power to dispose or to direct the disposition of, 1,220,000 shares of the Company's Common Stock. The mailing address of the State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707.

     Pioneering Management Corporation, Quest Advisory Corp., Quest Management Company, Charles M. Royce, and the State of Wisconsin Investment Board each has represented that the shares of the Company's Common Stock which it or he is deemed to beneficially own were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

     Federal securities laws require the Company's directors and officers and persons who own more than 10% of the outstanding shares of Common Stock of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of all such reports. Based solely upon the Company's review of the copies of these reports received by it and written representations that no other reports were required to be filed, the Company believes that all filing requirements applicable to its directors, officers, and greater than 10% stockholders were met with respect to its fiscal year ended December 31, 1995, except that Mr. Hubbard made one late filing.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     At the recommendation of the Audit Committee of the Board of Directors, Coopers & Lybrand has been appointed as independent public accountants for the Company for 1996, subject to approval by stockholders. The Board of Directors recommends a vote "FOR" approval of such appointment.

     Coopers & Lybrand has served as the Company's independent accountants for more than twenty years. It is anticipated that a representative of Coopers & Lybrand will be present at the Annual Meeting of Stockholders to respond to appropriate questions and to make a statement if the representative so desires.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matter which may be brought before the meeting, but it is intended that, as to any such other matter or business, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same.

                             STOCKHOLDER PROPOSALS

     A proposal by a stockholder intended for inclusion in the Company's proxy statement and form of proxy for the 1997 Annual Meeting of Stockholders must be received by the Company, at 4770 Hickory Hill Road, Memphis, Tennessee 38141,
Attention: Secretary, on or before November 23, 1996, in order to be eligible for such inclusion.

                                                                      APPENDIX A



                                     PROXY
                                TBC CORPORATION
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS APRIL 25, 1996
          SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

    The undersigned holder(s) of Common Stock of TBC Corporation, a Delaware corporation (the "Company"), hereby appoint(s) Marvin E. Bruce, Louis S. DiPasqua, and Stanley A. Freedman, and each or any of them, attorneys and proxies of the undersigned, with power of substitution, to vote all of the Common Stock which the undersigned is (are) entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Adam's Mark Hotel, 939 Ridgelake Boulevard, Memphis, Tennessee on Thursday, April 25, 1996, at 9:30 a.m., Central Daylight Savings Time, and at any adjournment thereof, as follows:

1. Election of Directors

    / /FOR all nominees listed below                          / /WITHHOLD AUTHORITY to
      (except as marked to the contrary below)                  vote for all nominees listed below

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.

Stanley A. Freedman   Richard A. McStay   Robert M. O'Hara   Robert R. Schoeberl

2. Approval of the appointment of Coopers & Lybrand as independent public accountants of the Company for the year ending December 31, 1996.

               / / FOR          / / AGAINST          / / ABSTAIN

3. In their discretion, the attorneys and proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

/ / GRANT AUTHORITY                               / / WITHHOLD AUTHORITY
    to vote                                           to vote

                  (Continued and to be signed on reverse side)

                          (Continued from other side)

    A VOTE FOR PROPOSALS 1 AND 2 AND GRANTING THE PROXIES DISCRETIONARY AUTHORITY IS RECOMMENDED BY THE BOARD OF DIRECTORS OF THE COMPANY. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

    The undersigned acknowledges receipt of the Notice & Proxy Statement for the 1996 Annual Meeting of Stockholders and the Annual Report to Stockholders for the year ended December 31, 1995.
                                                 Dated                    , 1996
                                                       -------------------

                                                 -------------------------------

                                                 -------------------------------
                                                          Signature(s)

                                                 Stockholders should date this
                                                 proxy and sign here exactly as
                                                 name appears at left. If stock
                                                 is held jointly, both owners
                                                 should sign this proxy.
                                                 Executors, administrators,
                                                 trustees, guardians and others
                                                 signing in a representative
                                                 capacity should indicate the
                                                 capacity in which they sign.